EXHIBIT 10.1(A)

EIGHTH AMENDMENT TO THE
CENTURYLINK DOLLARS & SENSE 401(K) PLAN

WHEREAS, the CenturyLink Dollars & Sense 401(k) Plan (“Plan”) was amended and restated by CenturyLink, Inc. (the “Company”) effective December 31, 2006;

WHEREAS, the Company wishes to amend the Plan to include safe harbor and qualified automatic contribution features, extend eligibility to participate in the Plan to those employees of Embarq Corporation who were participants in the Embarq Retirement Savings Plan and make other necessary changes; and

WHEREAS, the Company reserved the right to amend the Plan in Section 14.2 of the Plan;

NOW, THEREFORE, the Plan is amended effective January 1, 2011, as follows:

I.
The fourth sentence of the third paragraph of the Preamble to the Plan is amended and restated to read in its entirety as follows:

The Trustee of the Dollars & Sense Trust is Wells Fargo Bank, N.A.

II.

The Preamble to the Plan is amended by adding the following as the last paragraph thereof to read in its entirety as follows:

Effective January 1, 2011, non-represented employees of Embarq Corporation (“Embarq”) and the subsidiaries of Embarq that sponsored the Embarq Retirement Savings Plan are eligible to participate in the Plan, in accordance with the adoption of the Plan by such entities as Participating Employers as of such date.

III.

The second paragraph of Section 1.18, Employee, is amended and restated in its entirety to read as follows:

The term Employee shall not include any individual who, as of the effective date of the acquisition of Embarq Corporation (“Embarq”) by the Company, was a common law employee of Embarq, but who transfers to a work location of an Employer after such acquisition, if such individual remains on a payroll of Embarq or another entity that, immediately prior to such acquisition, was required to be aggregated with Embarq under Section 414(b), (c), (m) or (o) of the Code (an “Embarq Entity”) (“Embarq Employee”).  This paragraph shall not apply to individuals covered by a collective bargaining agreement that provides for participation in the Plan.

Nevertheless, effective January 1, 2011, the date Embarq and its subsidiaries that sponsored the Embarq Retirement Savings Plan became Participating Employers in accordance with Article 14, the immediately preceding paragraph shall cease to apply and the term Employee shall include such Embarq Employees described above who otherwise meet the requirement to be considered an Employee under this Section 1.18.

IV.

Section 2.1,  Active Participation, is amended and restated to read in its entirety as follows:

2.1           Active Participation.  Each Employee shall be eligible to participate in the Plan upon the first day of the first month after the thirtieth (30th) day following his or her date of employment or reemployment.

Section 3.1(a),  Participant Election, is amended and restated to read in its entirety as follows:

(a)	(1)
Participant Deferral Election.  A Participant may elect to defer Compensation that would otherwise be paid to him but for the deferral of such Compensation, in an amount expressed as a whole percentage from one percent (1%) to fifty percent (50%) of his Compensation as he shall elect in the manner prescribed by the Employer.

(2)           Automatic Contribution Arrangement. The Plan is intended to meet the requirements applicable to a Qualified Automatic Contribution Arrangement (as defined in Section 401(k)(13)(B) of the Code) and an Eligible Automatic Contribution Arrangement (as defined in Section 414(w)(3) of the Code), effective as of January 1, 2011.

(3)           Automatic Compensation Reduction Election. If a Participant becomes a Participant on or after January 1, 2011 and does not affirmatively elect to contribute to this Plan, his or her Compensation shall be automatically reduced by three percent (3%) each pay period and this amount shall be contributed to the Plan as a Pre-Tax Elective Deferral (the “Automatic Compensation Reduction Election”).

If on or before January 1, 2011 an eligible Employee has affirmatively elected to make Elective Deferrals (i.e., Pre-Tax Elective Deferral and/or Roth Elective Deferral) of less than three percent (3%) (during such election period and under such procedures as are prescribed by the Committee), the Automatic Compensation Reduction Election shall equal the difference between the eligible Employee’s affirmative election and three percent (3%).  Such contributions shall be contributed to the Plan as a Pre-Tax Elective Deferral, unless the eligible Employee’s affirmative election was exclusively a Roth Elective Deferral, in which case the Automatic Compensation Reduction Election shall be a Roth Elective Deferral.

Example 1.  If an eligible Employee had affirmatively elected to make Pre-Tax Elective Deferrals of one percent (1%) of his or her Compensation each pay period, as well as one percent (1%) Roth Elective Deferrals, the Automatic Compensation Reduction Election shall be one percent (1%), contributed as Pre-Tax Elective Deferrals, so that the eligible Employee’s total Elective Deferrals will be three percent (3%) of Compensation each pay period (one percent (1%) Roth Elective Deferral and two percent (2%) Pre-Tax Elective Deferral).

Example 2.  If an eligible Employee had affirmatively elected to make Roth Elective Deferrals of two percent (2%) of his or her Compensation each pay period, the Automatic Compensation Reduction Election shall be one percent (1%), contributed as Roth Elective Deferrals, so that the eligible Employee’s initial total Elective Deferrals will be three percent (3%) of Compensation each pay period, all of which shall be Roth Elective Deferrals.

A Participant may change the Automatic Compensation Reduction Election, and may change the classification of future deferrals from Pre-Tax Elective Deferrals to Roth Elective Deferrals, at any time.  Automatic Compensation Reductions that are not changed by the Participant are subject to change in accordance with paragraph (5) below.

(4)           Withdrawal Right.  A Participant may withdraw Contributions made on his or her behalf pursuant to the Automatic Compensation Reduction Election, adjusted for allocable gains or losses to the date of distribution, during an initial ninety (90) day period after such Contributions were first made on the Participant’s behalf. A Participant who withdraws Contributions pursuant to this subparagraph shall be treated as having made an affirmative election to stop having Elective Deferrals made on his or her behalf as of the effective date of the withdrawal.

(5)           Automatic Escalations.   If the Participant to whom an Automatic Compensation Reduction Election applies does not change the election prior to the following April 1 which is at least six (6) months after the date on which the Automatic Compensation Reduction Election first applies to the Participant, such Participant’s Pre-Tax or Roth Elective Deferrals shall be increased at a rate of one percent (1%) per year, commencing as of such April 1, and continuing each subsequent April 1 until the Participant’s deferral rate equals six percent (6%).  A Participant may stop the automatic escalations or otherwise change his or her deferral election at any time.  Automatic Escalation contributions shall have the same character (i.e. Pre-Tax or Roth) as the Participant’s Automatic Compensation Reduction Election.  Thus, under Example 1 in paragraph (3) above, the Automatic Escalations will be contributed as Pre-Tax Elective Deferrals, while under Example 2 the Automatic Escalations will be contributed as Roth Elective Deferrals.

(6)           Voluntary Automatic Escalations.  Any Participant who has affirmatively elected a contribution rate of at least one percent (1%) may elect, in the manner prescribed by the Employer and under such procedures as are determined by the Employer, for his Pre-Tax Elective Deferrals and/or Roth Elective Deferrals to be automatically increased according to a pre-determined schedule. A Participant may stop or change the voluntary automatic escalations or otherwise change his or her deferral election at any time.

(7)           Vesting.  A Participant shall at all times have a nonforfeitable interest in his Elective Deferral Account.

Contributions shall be subject to the following rules:

(i)
Change.  A Participant may change the specified deferral percentage and the classification of future deferrals from Pre-Tax Elective Deferrals to Roth Elective Deferrals (or vice-versa) at any time.  Said change in percentage shall be made by such means as is acceptable to the Committee.  If the election is made after the Employee’s date of hire and before the Employee becomes eligible to participate in this Plan, such election shall be effective for the Employee’s first pay period following eligibility and for subsequent pay periods (until superseded by a subsequent election).  Elections filed at a later date shall be effective for the payroll period as soon as administratively feasible following the date the election is filed.

(ii)	Suspension. A Participant may suspend his election at any time, effective for the payroll period beginning in the month following the date the election is filed.

(iii)
Salary Reduction.  The amount of a Participant’s Compensation for a Plan Year shall be reduced by the amount of the contribution that is contributed to the Plan pursuant to his election or the Automatic Compensation Reduction Election.

(iv)
Election.  All elections shall be made at the time, in the manner, and subject to the conditions specified by the Committee, which shall prescribe uniform and nondiscriminatory rules for such elections.  The Employer shall pay over to the Plan all Elective Deferrals as soon as is practicable (but in no event later than the 15th business day of the month following the month in which the Elective Deferrals would have otherwise been payable to the Participant in cash).  Contributions made by the Employer under this subsection shall be allocated to the Pre-Tax Elective Deferral Account or the Roth Elective Deferral Account in accordance with the Participant’s irrevocable designation, unless the election is an Automatic Compensation Reduction Election, in which case such Contributions shall be allocated to the Participant’s Pre-Tax Elective Deferral Account (unless and until the Participant elects to make Roth Elective Deferrals).

(v)
Notice.  At least 30 days (but not more than 90 days) before the beginning of the Plan Year, the Employer will provide each Participant a comprehensive notice of the Participant’s rights and obligations regarding the Automatic Compensation Reduction Election.  If an Employee becomes a Participant after the 90th day before the beginning of the Plan Year and does not receive the notice for that reason, the notice will be provided no more than 90 days before the Employee becomes a Participant but not later than the date the Employee becomes a Participant.  The notice will accurately describe: (A) the amount of the Elective Deferrals that will be made on the Participant’s behalf; (B) the Participant’s right to elect to have no Elective Deferrals made on his or her behalf or to have a different amount of Elective Deferrals made; (C) how Elective Deferrals will be invested in the absence of the Participant’s investment instructions; and (D) the Participant’s rights to make a permissible withdrawal, if applicable, and the procedures to elect such a withdrawal.

Section 3.2,   Employer Match Contributions, is amended to read in its entirety as follows and internal references shall be corrected accordingly:

3.2           Employer Match Contributions

(a)	Effective January 1, 2011, Employer Match Contributions shall be made in cash.

(b)	Effective January 1, 2011, each Participant will receive an Employer Match Contribution in an amount equal to the sum of –

(1)	100% of the amount of the Participant’s Elective Deferrals that do not exceed 1% of the Participant’s Compensation; plus
(2)	50% of the amount of the Participant’s Elective Deferrals that do exceed 1% of the Participant’s Compensation but that do not exceed 6% of the Participant’s Compensation.

(c)	Employer Match Contributions will be calculated on a payroll period basis. No contributions will be made to “true up” the Employer Match Contributions after the end of the Plan Year.

(d)
Employer Match Contributions made on behalf of a Participant, as adjusted for withdrawals thereof, investment gain and losses, and income or expenses, shall be credited to such Participant’s Employer Match Account.

(e)	Any Employer Match Contributions that are attributable to Excess Deferrals shall be forfeited and applied to reduce Employer Contributions to the Plan.

(f)	Any Employer Match Contribution with respect to Excess Contributions that are distributed shall be forfeited.

(g)	Employer Match Contributions shall be fully vested at all times except as provided in paragraphs (e) and (f) above.

(h)	The Employer Match Contribution formula shall continue in effect until otherwise changed by resolution of the Employer’s Board of Directors.

VII.

Section 3.3, Additional Match Contributions, is amended to include the following sentence at the end thereof to read in its entirety as follows:

Notwithstanding the foregoing, and in accordance with Treasury Regulations Section 1.401(m)-3(d), any such Additional Match Contribution shall not be made with respect to Elective Deferrals or employee contributions that exceeds 6% of the Participant’s Compensation.  Furthermore, any such Additional Match Contribution shall not exceed 4% of the Participant’s Compensation.

VIII.

Paragraph (d), Participant Election, of Section 4.7, Investment of Funds, is amended to add a second paragraph to read in its entirety as follows:

The default fund designated by the Committee is intended to satisfy the U.S. Department of Labor’s rules for a qualified default investment alternative (“QDIA”).  The QDIA rules specify that, because the Participant had an option to make an investment election and chose not to do so, the Company and other Plan fiduciaries are protected from liability under the Employee Retirement Income Security Act of 1974 (“ERISA”) for placing such Participant’s contributions in the default investment fund.  A Participant may choose to transfer all or any portion of his or her balance out of a default investment fund by giving appropriate notice of his election in accordance with rules established by the Committee.

IX.

The second sentence of paragraph (e), Company Stock, of Section 4.7, Investment of Funds, is amended and restated to read in its entirety as follows:

The Plan shall include Company Stock as an Investment Option for assets that are invested in Company Stock as of December 31, 2010, however, once Company Stock in the Plan is transferred to another Investment Option, it cannot be reinvested in Company Stock.

X.
The first paragraph of Section 6.4(a), Hardship, is amended and restated to read in its entirety as follows:

(a)
Hardship.  By filing the required form, a Participant may withdraw on account of hardship all or a portion of his vested Accrued Benefit held in the Participant’s Elective Deferral Account and Rollover Account only, except earnings thereon.  The amount distributed will be withdrawn pro rata across eligible money types.

XI.

The last paragraph under Subparagraph (3) of Section 6.4(a), Hardship, is amended and restated to read in its entirety as follows:

A Participant who receives a distribution on account of hardship shall be prohibited from making Elective Deferrals and employee contributions under this and all other plans of the Employer and any Affiliated Employer (including the Company’s Employee Stock Purchase Plan and Supplemental Dollars & Sense Plan) for six (6) months after the distribution.

XII.
Section 9.1, Loans, is amended by adding a new Paragraph (h) to read in its entirety as follows:

(h)	A Participant may not have more than two loans outstanding at one time from all plans of the Employer and any Affiliated Employer.

IN WITNESS WHEREOF, the Company has executed this amendment on this 27th day of December, 2010.

CENTURYLINK, INC.

By:/s/ R. Stewart Ewing, Jr.
Name: R. Stewart Ewing, Jr.
Title: EVP, CFO and Assistant Secretary